EXHIBIT 99.1

Gateway Financial Holdings Reports FY 2006 Net Income of $5.3 Million, Up 34 Percent

 *  Total Assets Exceed $1.2 Billion, Up 37%
 *  Loan Growth Up 49%

VIRGINIA BEACH, Va., Jan. 23, 2007 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the 2006 fiscal year of $5.3 million compared with $3.9 million for the prior fiscal year, an increase of $1.4 million, or 34%. Earnings performance was driven by exceptional revenue growth from a 49% increase in loans during the year resulting from the Company's expanding network of financial centers and increased revenues from Gateway's non-banking activities. Diluted earnings per share were $0.47 for 2006 compared with $0.46 for the prior year. Per share results reflect the December 2005 stock offering of 2.3 million shares which increased the weighted average diluted shares from 8,556,012 shares for the 2005 fiscal year to 11,121,703 shares for 2006, an increase of 30.0%. The 2006 results were negatively affected by a loss on the market value and net cash settlement of $1.92 million that resulted from the $150 million interest rate swap agreement entered into on December 30, 2005 to hedge variable rate loans included in Gateway's loan portfolio. Additionally, the Company incurred a loss on disposition of premises and equipment when it wrote off $291,733 of obsolete equipment and leasehold improvements during the fourth quarter. The economic hedge and loss on disposition of premises and equipment have been reported as a component of non-interest income in accordance with GAAP. Diluted earnings per share, excluding the loss on the market value and net cash settlement on economic hedge of $1.92 million and the loss on disposition of premises and equipment of $291,733 (net of income taxes using a 37.5% blended rate), were $0.60 per share. Due to the volatility and lack of earnings comparability caused by the current year's economic hedge loss and the non-recurring nature of the loss on disposition of premises and equipment, management believes presentation of an adjusted, non-GAAP, diluted earnings per share provides useful information to investors.

For the fourth quarter of 2006, the Company reported net income of $1.4 million, compared with $1.2 million for the same period in 2005, an increase of $200,000 or 15%. Diluted earnings per share were $0.13 for the current quarter, which was slightly lower than the diluted earnings per share of $0.14 for the comparable quarter of 2005. Per share results were impacted by the December 2005 stock offering, which increased average diluted shares outstanding for the fourth quarter of 2006 by 25.1%, from 8,917,917 shares for the fourth quarter of 2005 to 11,157,077 for the 2006 fourth quarter. Current quarter results were also negatively affected by the loss on economic hedge, which had a market value and cash settlement loss of $502,350 in the fourth quarter. Additionally, the Company incurred a loss on disposition of premises and equipment when it wrote off $291,733 of obsolete equipment and leasehold improvements during the fourth quarter. Both of these losses were reported as components of non-interest income, and in the aggregate resulted in a reduction of non-interest income and pre-tax income of $794,083 in the fourth quarter. Diluted earnings per share, excluding the loss on the market value and net cash settlement on economic hedge and disposition of premises and equipment of $794,083, (net of income taxes using a 37.5% blended rate) were $0.17 per share. Due to the volatility and lack of earnings comparability caused by the current quarter's economic hedge loss and the non-recurring nature of the loss on disposition of premises and equipment, management believes presentation of an adjusted, non-GAAP, diluted earnings per share provides useful information to investors.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "Despite the significant costs associated with investing in our franchise expansion and the negative effect of the economic hedge, we are pleased to report another record year of net income growth. This year had a special significance for us as our assets surpassed the $1 billion mark during the second quarter with the majority of this growth being organically generated through our expanding network of financial centers which we built in markets we identified for their superior growth potential."

Mr. Berry continued, "This 2006 expansion of our geographic footprint included the opening of six full-service financial centers, a private banking center, the launching of a new Mortgage subsidiary, the opening of a new state-of-the-art Operations Center, and two new loan production offices. Additionally, we acquired two insurance agencies in Virginia during the fourth quarter which will add to our non-interest income in 2007 and beyond. Subsequent to the end of the year, we signed a definitive agreement to acquire The Bank of Richmond which expands our footprint into the demographically attractive Richmond area. Gateway's strategy continues to focus on profit growth as well as franchise growth as we continue to expand our franchise at an impressive rate, while maintaining exceptional asset quality and improving profitability."

Revenues and Net Interest Margin

Total revenue, defined as net interest income and non-interest income, was $46.3 million for 2006, an increase of 47.5% above the $31.4 million reported for 2005. Net interest income was $37 million, a $13.7 million or 58.8% increase over the $23.3 million reported for 2005. The increase reflects a 56.6% increase in average earning assets, driven by the $312 million or 59.6% increase in average loans, combined with a 6-basis point improvement in the net interest margin year-over-year to 3.87%.

Non-interest income for 2006 was $9.3 million, an increase of $1.2 million or 14.9% above the prior fiscal year. Excluding the affect of the loss and net cash settlement on economic hedge and loss on disposition of premises and equipment, non-interest income increased $3.4 million or 42.3% year-over-year. Service charge income increased $986,000 or 42.7%, directly related to the increase in transactional deposit accounts and our franchise expansion. Revenue from Gateway's insurance operations increased $495,000 or 20.7% to $2.9 million resulting from our franchise expansion, as well as the two acquisitions of Virginia agencies in the fourth quarter. Gateway launched its new mortgage subsidiary, Gateway Financial Mortgage, during the second quarter, accounting for an increase in revenues in 2006 of $748,000 or 89.5% to $1.6 million from the $836,000 reported in 2005. Revenues from the brokerage operations increased $88,000 or 13.4% in 2006, primarily as a result of hiring a new investment broker in Virginia during the first quarter. Additionally, Gateway had $185,000 higher income from BOLI primarily as a result of $7 million additional BOLI purchased during the third quarter.

For the fourth quarter of 2006, total revenue was $12.5 million compared with $9.4 million for the fourth quarter of 2005, an increase of 32.9%. Net interest income increased 40.8% to $10 million, reflecting a 42.5% growth in average earning assets and despite a 19-basis point drop in net interest margin from 3.96% in the fourth quarter of 2005 to 3.77% in the fourth quarter of 2006. Driving the growth in earning assets was a 46.0% growth in average loans which increased to $936.6 million in the 2006 fourth quarter from $641.4 million in the 2005 fourth quarter. Although Gateway is inherently short-term asset sensitive, the margin compression resulted from the impact of higher interest rates on Gateway's cost of funds, exacerbated by the inverted yield curve environment throughout 2006. Short-term rates have remained high, resulting in higher re-pricing of maturing deposits during the last half of the year, while variable rate loans have not re-priced since June 29, 2006, when the Federal Reserve Board last increased short term rates. Non-interest income was $2.5 million for the fourth quarter compared with $2.3 million in the prior-year period, an increase of 8.9%. Excluding the loss and net cash settlement on economic hedge and the loss on disposition of premises and equipment, fourth quarter non-interest income increased $1 million or 42.9% from the prior year fourth quarter, mainly attributed to increased service charges and Gateway's non-banking activities discussed above. Insurance operations revenue increased 30.5% to $781,000 and revenue from the mortgage operations increased 286% to $690,000 in the fourth quarter of 2006 as compared with the fourth quarter of 2005. These percentage increases in the fourth quarter were greater than the increases for the entire year as a result of the mortgage operation not commencing operations until the end of the second quarter, and the two insurance agency acquisitions in the fourth quarter of this year.

Non-Interest Expenses

Non-interest expense for 2006 was $35 million, up $11.7 million, or 50.3%, from the $23.3 million reported in the prior fiscal year. These increased expenses reflect Gateway's significant infrastructure expansion. Over the last twelve months, Gateway opened six de novo financial centers, built a new state-of-the-art operations center, opened a private banking center, launched a new mortgage subsidiary, and added 80 new employees, bringing the total FTEs to 327 at December 31, 2006. Salaries and benefits increased 49.2%, and occupancy, equipment, and data processing costs rose 53.9%, almost all of which was related to expansion activities. The $3 million increase in other expense included $1.03 million of expenses related to the Haberfeld High Performance checking account program in 2006 (there were none of these expenses in 2005), and an increase of $237,000 related to other promotional and advertising expenses; increased franchise taxes related to the Virginia financial center expansion of approximately $500,000; increased consulting and professional costs of $318,000; and increased travel and business development expenses of $340,000. Gateway will continue to benefit in 2007 from the Haberfeld program; however, expenses related to the program going forward into 2007 will be minimal. Gateway's efficiency ratio was 75.80% for the year, up slightly from the 74.17% for 2005. However, the efficiency ratio was negatively affected in 2006 by the loss and net cash settlement on economic hedge which is reported as a reduction of non-interest income. Excluding the impact of the loss and net cash settlement on economic hedge of $1.92 million, the efficiency ratio would have been 72.75% for 2006. For the fourth quarter of 2006, non-interest expense was $9.6 million compared with $6.8 million in the fourth quarter of 2005, an increase of 40.2%. However, on a linked quarter basis, non-interest expense only increased $539,000 or 6%.

Loan and Asset Growth

At December 31, 2006, total assets were $1.2 billion, an increase of $323.6 million, or 36.6%, above the $883.4 million reported twelve months ago. This increase was primarily related to loans which increased $327.9 million, or 49.2%, to $994.6 million. All of this growth was organic, with over 50% of the increase derived from the financial centers opened over the past twelve months; and 43% of this growth was derived from commercial real estate loans, which were up $141 million. At December 31, 2006, commercial loans (CRE, construction and C&I) totaled $696 million, or 70% of the loan portfolio.

Deposit Growth and Borrowings

Deposits rose $277.5 million, or 42.9%, over the past twelve months to $923.8 million; with core deposits (including retail CDs) up $138.5 million (28.6%) to $623.1 million, and jumbo CDs up $53.8 million (35.5%) to $205.5 million at year-end. Brokered deposits, primarily used to fund loan growth in the Wilmington loan production office and the Raleigh private banking center, grew $85.2 million to $95.2 million. Core deposits comprised 67.5% of total deposits at December 31, 2006, while jumbo CDs were 22.2%. Borrowings, including junior subordinated debentures, totaled $166.9 million at December 31, 2006, up $32.3 million or 24% from twelve months ago. The Company issued an additional $15 million of junior subordinated debentures during the second quarter related to proceeds received from the sale of trust preferred securities by its third Statutory Trust subsidiary, which accounted for approximately half of the increased borrowings. The remainder of the borrowings was used to fund franchise expansion and supplement deposits to fund loan growth.

Asset Quality

Mr. Berry added, "Asset quality remains a top priority at Gateway. In addition to operating in markets with robust economies that continue to provide Gateway with exceptional opportunities for high-quality loan growth, as part of our strategic planning process, we seek out prime locations and identify and hire outstanding bankers and lenders. They are experienced in each market they serve, and astute and highly skilled business people, whose client base has proven to be exceptionally loyal."

For the year, net loan charges-offs were 0.04% of average loans; and non-performing loans were $3.3 million (or 0.33%) of total loans at December 31, 2006. Mr. Berry continued, "Our asset quality remains outstanding, both for a bank over $1 billion in assets and relative to our peer group. This quarter, we placed a $2.6 million relationship on non-performing status. However, we are well-collateralized by marketable real estate and further supported by a personal guaranty, and we anticipate that any losses associated with this group of loans will be minimal."

At December 31, 2006, the allowance for loan losses was $9.4 million, or 0.95% of total loans.

Shareholder Returns and Equity

Mr. Berry further stated, "Our commitment to shareholders remains strong, as evidenced by our second quarter stock dividend and our quarterly cash dividend, which was increased 66.7% during the year. We maintain a strong capital base which allows us to continue our investment in franchise growth. We believe this franchise growth maximizes shareholder value and provides the most attractive return to Gateway investors."

Stockholders' equity at December 31, 2006 totaled $109.3 million, an increase of $10.5 million, or 10.6%, from twelve months ago. At December 31, 2006, Gateway had 10,978,014 shares outstanding; stockholders' equity equaled 9.05% of total assets, and the total risk-based capital ratio was 13.0%, well in excess of the "well-capitalized" regulatory threshold.

Mr. Berry concluded, "We are pleased with our overall performance this year and the earnings we generated. Despite the negative effect of the economic hedge and the significant costs associated with the franchise expansion this year, we were still able to increase our earnings 34% over the prior year. This performance is a tribute to our strong management team and their hard work over the past year. Our franchise continues to grow with our recently announced acquisition of The Bank of Richmond, our plans to convert our loan production office in Wilmington, North Carolina into a full-service financial center in the third quarter of 2007, and expand further in Raleigh during the latter part of 2007. Our expenses are stabilizing, and our maturing financial centers are becoming increasingly profitable. And as always, we will continue to be receptive to strategic opportunities that further enhance our franchise and increase shareholder value. We look forward to 2007 being an excellent year for Gateway."

Web Cast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous web cast on Tuesday, January 23 at 10:00 AM Eastern Time to discuss the year-end results. The web cast can be accessed live on the Company's website, www.gwfh.com, on the Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on the Company's website for one month.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with a total of twenty-four full-service financial centers -- thirteen in Virginia: Virginia Beach (7), Chesapeake (3), Suffolk, Norfolk and Emporia; and eleven in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

      GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
             CONSOLIDATED FINANCIAL HIGHLIGHTS

                                           Quarterly
                        ----------------------------------------------
                         4th Qtr     3rd Qtr     2nd Qtr     1st Qtr
                           2006        2006        2006        2006
                        ----------  ----------  ----------  ----------
                         (Dollars in thousands except per share data)

 EARNINGS
  Net interest income   $    9,971       9,493       9,312       8,222
  Provision for loan
   losses               $      800         600         800       1,200
  Non-Interest income   $    2,545       4,416       1,296       1,013
  Gain (loss) and net
   cash settlements on
   economic hedge       $     (502)      1,601      (1,198)     (1,819)
  Loss on disposition
   of premises and
   equipment            $     (292)          0           0           0
  Proforma non-interest
   income (b)           $    3,339       2,815       2,494       2,832
  Non-Interest expense  $    9,557       9,018       8,559       7,840
  Pre-tax income        $    2,159       4,291       1,249         195
  Net income            $    1,403       2,778         864         224
  Basic earnings
   per share (a)        $     0.13        0.26        0.08        0.02
  Diluted earnings
   per share (a)        $     0.13        0.25        0.08        0.02
  Proforma diluted
   earnings per
   share (c)            $     0.17        0.16        0.14        0.12
  Weighted avg. basic
   shares
   outstanding (a)      10,889,605  10,805,652  10,789,189  10,762,140
  Weighted average
   diluted shares (a)   11,157,077  11,097,299  11,131,691  11,113,498

 PERFORMANCE RATIOS
  Return on average
   assets                     0.48%       1.03%       0.37%       0.11%
  Return on average
   common equity              5.20%      10.57%       3.41%       0.89%
  Net interest margin
   (fully tax-equivalent)     3.77%       3.84%       3.94%       3.92%
  Non-interest expense
   to average assets          3.30%       3.38%       3.35%       3.39%
  Efficiency ratio           73.94%      64.20%      79.99%      88.95%
  Proforma efficiency
   ratio (b)                 71.15%      72.56%      71.87%      73.39%
  Full-time equivalent
   employees                   327         310         299         280

 CAPITAL
  Period-end equity
   to assets                  9.05%       9.43%       9.62%      10.39%
  Tier 1 leverage
   capital ratio             11.38%      12.02%      12.48%      12.01%
  Tier 1 risk-based
   capital ratio             12.12%      13.05%      13.75%      13.02%
  Total risk-based
   capital ratio             13.00%      13.94%      14.63%      13.89%
  Book value per
   share (a)            $     9.95        9.80        9.45        9.48
  Cash dividend per
   share (a)            $     0.05        0.05        0.03        0.03

 ASSET QUALITY
  Gross loan
   charge-offs          $       95          58          86          66
  Net loan charge-offs  $       89          53          76          60
  Net loan charge-offs
   to average loans
   (annualized)               0.04%       0.02%       0.04%       0.03%
  Allowance for loan
   losses               $    9,405       8,694       8,147       7,423
  Allowance for loan
   losses to total loans      0.95%       0.97%       0.96%       0.95%
  Nonperforming loans   $    3,269         420         138       2,681
  NPL to total loans          0.33%       0.05%       0.02%       0.34%
  Other real estate and
   repossessed assets   $        0           0           0           0

 END OF PERIOD BALANCES
  Loans (before
   allowance)           $  994,592     896,080     852,381     783,614
  Total earning assets
   (before allowance)   $1,102,742   1,031,613     984,515     908,052
  Total assets          $1,206,939   1,125,144   1,062,241     986,311
  Deposits              $  923,725     834,093     836,528     760,078
  Stockholders' equity  $  109,258     106,058     102,240     102,456

 AVERAGE BALANCES
  Loans (before
   allowance)           $  936,642     860,038     822,938     718,642
  Total earning assets
   (before allowance)   $1,049,235     980,105     947,402     846,652
  Total assets          $1,148,128   1,066,917   1,022,762     924,764
  Deposits (Excludes
   non-int. DDA)        $  753,959     729,485     703,226     614,034
  Stockholder's equity  $  107,124     104,227     102,820     102,347

                                                     Year to Date
                                  Quarterly    -----------------------
                                   4th Qtr       12 Mos.      12 Mos.
                                     2005         2006         2005
                                 -----------   ----------   ----------
                           (Dollars in thousands except per share data)
 EARNINGS
  Net interest income             $   7,080        36,998       23,303
  Provision for loan losses       $     750         3,400        2,200
  Non-Interest income             $   2,337         9,270        8,067
  Gain (loss) and net cash
   settlements on economic
   hedge                          $       0        (1,918)           0
  Loss on disposition of
   premises  and equipment        $       0          (292)           0
  Proforma non-interest
   income (b)                     $   2,337        11,480        8,067
  Non-Interest expense            $   6,817        34,974       23,266
  Pre-tax income                  $   1,850         7,894        5,904
  Net income                      $   1,220         5,269        3,939
  Basic earnings per share (a)    $    0.14          0.49         0.48
  Diluted earnings per
   share (a)                      $    0.14          0.47         0.46
  Proforma diluted earnings
   per share (c)                  $    0.14          0.60         0.46
  Weighted avg. basic shares
   outstanding (a)                8,486,740    10,811,980    8,214,118
  Weighted average
   diluted shares (a)             8,917,917    11,121,703    8,556,012

 PERFORMANCE RATIOS
  Return on average assets             0.60%         0.51%        0.58%
  Return on average common
   equity                              6.22%         5.06%        5.77%
  Net interest margin (fully
   tax-equivalent)                     3.96%         3.87%        3.81%
  Non-interest expense to
   average assets                      3.37%         3.35%        3.43%
  Efficiency ratio                    71.64%        75.80%       74.17%
  Proforma efficiency ratio (b)       71.64%        72.75%       74.17%
  Full-time equivalent employees        247           310          247

 CAPITAL
  Period-end equity to assets         11.19%         9.05%       11.19%
  Tier 1 leverage capital ratio       13.73%        11.38%       13.73%
  Tier 1 risk-based capital ratio     14.31%        12.12%       14.31%
  Total risk-based capital ratio      15.17%        13.00%       15.17%
  Book value per share (a)        $    9.45          9.95         9.46
  Cash dividend per share (a)     $    0.03          0.16         0.09

 ASSET QUALITY
  Gross loan charge-offs          $      32           305           87
  Net loan charge-offs            $      29           278           80
  Net loan charge-offs to
   average loans (annualized)          0.02%         0.04%        0.02%
  Allowance for loan losses       $   6,283         9,405        6,283
  Allowance for loan losses
   to total loans                      0.94%         0.95%        0.94%
  Nonperforming loans             $     204         3,269          204
  NPL to total loans                   0.03%         0.33%        0.03%
  Other real estate and
   repossessed assets             $       0             0            0

 END OF PERIOD BALANCES
  Loans (before allowance)        $ 666,652       994,592      666,652
  Total earning assets (before
   allowance)                     $ 802,398     1,102,742      802,398
  Total assets                    $ 883,373     1,206,939      883,373
  Deposits                        $ 646,262       923,725      646,262
  Stockholders' equity            $  98,744       109,258       98,744

 AVERAGE BALANCES
  Loans (before allowance)        $ 641,354       835,527      523,492
  Total earning assets (before
   allowance)                     $ 736,239       956,765      611,104
  Total assets                    $ 809,546     1,043,318      679,020
  Deposits (Excludes
   non-int. DDA)                  $ 523,402       695,824      446,071
  Stockholder's equity            $  77,895       104,204       68,258

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effected in the form of a 10% stock dividend distributed on May
     15, 2006 and June 20, 2005.
 (b) Proforma non-interest income is a non-GAAP measure that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and equipment.
 (c) Proforma diluted earnings per share is a non-GAAP measure that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and equipment, net of income taxes using a 37.5% blended rate.

           GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF OPERATIONS

                                               THREE MONTHS ENDED
                                                  December 31,
                                              2006            2005
                                          ------------    ------------
                                            Unaudited       Unaudited

                                            (Amounts in (000), except
                                             share and per share data)
 INTEREST INCOME
  Loans, including fees                   $     19,350    $     11,675
  Investment securities - taxable                1,045             697
                        - tax-exempt                57              62
  Interest-earning bank deposits                    30              24
  Other interest and dividends                     160              85
                                          ------------    ------------
    Total interest income                       20,642          12,543

 INTEREST EXPENSE
  Money market, NOW and savings                  2,319           1,143
  Time deposits                                  5,953           3,192
  Short term debt                                  266             259
  Long-term debt                                 2,133             868
                                          ------------    ------------
    Total interest expense                      10,671           5,462
                                          ------------    ------------

    Net interest income                          9,971           7,081

   Provision for loan losses                       800             750
                                          ------------    ------------

    Net interest income after provision
     for loan losses                             9,171           6,331

 NON-INTEREST INCOME
  Service charges on accounts                      856             671
  Insurance operations                             781             598
  Mortgage operations                              690             242
  Brokerage operations                             227             226
  Net gain on sales of securities                  189             199
  Loss and net cash settlements
   on economic hedge                              (502)              0
  Loss on disposition of premises
   and equipment                                  (292)              0
    Other income                                   596             400
                                          ------------    ------------
    Total non-interest income                    2,545           2,336

 NON-INTEREST EXPENSE
  Salaries and benefits                          4,813           3,488
  Occupancy and equipment                        1,796           1,242
  Data processing fees                             393             279
  Other expense                                  2,555           1,808
                                          ------------    ------------
    Total non-interest expense                   9,557           6,817
                                          ------------    ------------

    Income before income taxes                   2,159           1,850

  Income taxes                                     756             630
                                          ------------    ------------

    Net income                            $      1,403    $      1,220
                                          ------------    ------------

 Basic earnings per share (a)             $       0.13    $       0.14

 Diluted earnings per share (a)           $       0.13    $       0.14

 Weighted avg. basic shares
  outstanding (a)                           10,889,605       8,486,740

 Weighted average diluted shares (a)        11,157,077       8,917,917

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effected in the form of a 10% stock dividend distributed on May
     15, 2006 and June 20, 2005.

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF OPERATIONS

                                           TWELVE MONTHS ENDED
                                               December 31,
                                           2006            2005*
                                       ------------    ------------
                                         Unaudited
                                      (Amounts in (000), except share
                                             and per share data)
 INTEREST INCOME
  Loans, including fees                $     67,517    $     36,358
  Investment securities - taxable             4,632           2,731
                        - tax-exempt            238             204
  Interest-earning bank deposits                140             138
  Other interest and dividends                  570             248
                                       ------------    ------------
    Total interest income                    73,097          39,679

 INTEREST EXPENSE
  Money market, NOW and savings               7,918           3,579
  Time deposits                              20,571           9,115
  Short term debt                             2,429           1,140
  Long-term debt                              5,181           2,542
                                       ------------    ------------
    Total interest expense                   36,099          16,376
                                       ------------    ------------

    Net interest income                      36,998          23,303

  Provision for loan losses                   3,400           2,200
                                       ------------    ------------
    Net interest income after
     provision for loan losses               33,598          21,103

 NON-INTEREST INCOME
  Service charges on accounts                 3,294           2,308
  Insurance operations                        2,883           2,388
  Mortgage operations                         1,584             836
  Brokerage operations                          744             656
  Net gain on sales of securities               842             282
  Loss and net cash settlements
   on economic hedge                         (1,918)             --
  Loss on disposition of premises
   and equipment                               (292)             --
  Other income                                2,133           1,597
                                       ------------    ------------
    Total non-interest income                 9,270           8,067

 NON-INTEREST EXPENSE
  Salaries and benefits                      17,287          11,583
  Occupancy and equipment                     6,865           4,592
  Data processing fees                        1,652             941
  Other expense                               9,170           6,150
                                       ------------    ------------
    Total non-interest expense               34,974          23,266
                                       ------------    ------------

    Income before income taxes                7,894           5,904

  Income taxes                                2,625           1,965
                                       ------------    ------------

    Net income                         $      5,269    $      3,939
                                       ------------    ------------

 Basic earnings per share (a)          $       0.49    $       0.48

 Diluted earnings per share (a)        $       0.47    $       0.46

 Weighted avg. basic shares
  outstanding (a)                        10,811,980       8,214,118

 Weighted average diluted shares (a)     11,121,703       8,556,012

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effected in the form of a 10% stock dividend distributed on May
     15, 2006 and June 20, 2005.

  * Derived from audited financial statements

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED BALANCE SHEETS

                                                    December 31,
                                                 2006          2005*
                                              ----------    ----------
                                                     Unaudited
                                          (Dollar amounts in thousands)

 ASSETS
  Cash and due from banks                     $   22,077    $   18,475
  Interest-earnings deposits in other banks        4,717         3,668
                                              ----------    ----------
    Total cash and cash equivalents               26,794        22,143

  Securities available for sale                   92,854       123,773
  Federal Home Loan Bank stock                     6,970         6,208
  Federal Reserve Bank stock                       3,609         2,097

  Loans                                          994,592       666,652
  Allowance for loan losses                       (9,405)       (6,283)
                                              ----------    ----------
    Total loans, net                             985,187       660,369

  Premises and equipment, net                     38,456        29,551
  Bank owned life insurance policies              25,051        17,187
  Accrued interest receivable                      8,742         5,883
  Other assets                                    19,276        16,162
                                              ----------    ----------
    Total assets                              $1,206,939    $  883,373
                                              ----------    ----------

 LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
   Noninterest-bearing                        $  108,007    $   89,162
   Interest-bearing                              815,718       557,100
                                              ----------    ----------
     Total deposits                              923,725       646,262

  Short term debt                                 14,500        62,000
  Long-term debt                                 152,429        72,665
  Accrued expenses and other liabilities           7,027         3,702
                                              ----------    ----------
     Total liabilities                         1,097,681       784,629

 STOCKHOLDERS' EQUITY
  Common stock                                   101,476        94,109
  Retained earnings                                8,901         5,113
  Deferred Compensation - restricted stock            --           (43)
  Accumulated other comprehensive loss            (1,119)         (435)
                                              ----------    ----------
     Total stockholders' equity                  109,258        98,744

     Total liabilities and
      stockholders' equity                    $1,206,939    $  883,373
                                              ----------    ----------

 * Derived from audited financial statements.

CONTACT: Gateway Financial Holdings, Inc.
         D. Ben Berry, Chairman, President and CEO
         Ted Salter, Senior EVP and CFO
         (757) 422-8004